May 17, 2016	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$1,030,000

Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF due November 25, 2019
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Quarterly Monitoring Period during which, on each day, the closing value of each of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF, which we refer to as the Underlyings, is greater than or equal to 70.00% of its Initial Value, which we refer to as an Interest Barrier.
•	The notes may be redeemed early, in whole but not in part, at our option on any of the Interest Payment Dates (other than the first and final Interest Payment Dates).
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Quarterly Monitoring Periods.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on May 17, 2016 and are expected to settle on or about May20, 2016.
•	CUSIP: 46646EDC3

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$20	$980
Total	$1,030,000	$20,600	$1,009,400

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $20.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $961.10 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement no. 122 to product supplement no. 4-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016

Key Terms

Issuer: JPMorgan Chase Financial Company LLC

Guarantor: JPMorgan Chase & Co.

Underlyings: The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY) (each, an “Index” and collectively, the “Indices”) and the iShares® MSCI EAFE ETF (Bloomberg ticker: EFA) (the “Fund”) (each of the Indices and the Fund, an “Underlying” and collectively, the “Underlyings”)

Contingent Interest Payments:

If the notes have not been previously redeemed early and the closing value of each Underlying on each day during a Quarterly Monitoring Period is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date, for each $1,000 principal amount note, a Contingent Interest Payment equal to $25.875 (equivalent to a Contingent Interest Rate of 10.35% per annum, payable at a rate of 2.5875% per quarter).

If the closing value of any Underlying on any day during a Quarterly Monitoring Period is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Quarterly Monitoring Period.

Contingent Interest Rate: 10.35% per annum, payable at a rate of 2.5875% per quarter

Interest Barrier: With respect to each Underlying, 70.00% of its Initial Value, which is 1,433.047 for the S&P 500® Index, 768.3732 for the Russell 2000® Index and $40.082 for the the iShares® MSCI EAFE ETF

Trigger Value: With respect to each Underlying, 55.00% of its Initial Value, which is 1,125.9655 for the S&P 500® Index, 603.7218 for the Russell 2000® Index and $31.493 for the the iShares® MSCI EAFE ETF

Pricing Date: May 17, 2016

Original Issue Date (Settlement Date): On or about May 20, 2016

Quarterly Monitoring Periods: The period from but excluding the Pricing Date to and including the first Review Date, and each successive period from but excluding a Review Date to and including the next succeeding Review Date.

Review Dates*: August 17, 2016, November 17, 2016, February 17, 2017, May 17, 2017, August 17, 2017, November 17, 2017, February 20, 2018, May 17, 2018, August 17, 2018, November 19, 2018, February 19, 2019, May 17, 2019, August 19, 2019 and November 18, 2019 (Final Review Date)

Interest Payment Dates*: August 24, 2016, November 25, 2016, February 27, 2017, May 24, 2017, August 24, 2017, November 27, 2017, February 27, 2018, May 24, 2018, August 24, 2018, November 27, 2018, February 26, 2019, May 24, 2019, August 26, 2019 and the Maturity Date

Maturity Date*: November 25, 2019

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes— Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Early Redemption:

We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the first and final Interest Payment Dates) at a price, for each $1,000 principal amount note, equal to $1,000 plus any accrued and unpaid Contingent Interest Payment. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Interest Payment Date on which the notes are redeemed early.

Payment at Maturity:

If the notes have not been redeemed early and the Final Value of each Underlying is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Quarterly Monitoring Period.

If the notes have not been redeemed early and the Final Value of any Underlying is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the notes have not been redeemed early and the Final Value of any Underlying is less than its Trigger Value, you will lose more than 45.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Underlying: The Underlying with the Least Performing Underlying Return

Least Performing Underlying Return: The lowest of the Underlying Returns of the Underlyings

Underlying Return: With respect to each Underlying,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Underlying, the closing value of that Underlying on the Pricing Date, which was 2047.21 for the S&P 500® Index, 1,097.676 for the Russell 2000® Index and $57.26 for the the iShares® MSCI EAFE ETF

Final Value: With respect to each Underlying, the closing value of that Underlying on the Final Review Date

Share Adjustment Factor: The Share Adjustment Factor is referenced in determining the closing value of the Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

Supplemental Terms of the Notes

All references in this pricing supplement to the closing value of each Index mean the closing level of that Index as defined in the accompanying product supplement, and all references in this pricing supplement to the closing value of the Fund mean the closing price of one share of the Fund as defined in the accompanying product supplement.

How the Notes Work

Payment in Connection with the First Quarterly Monitoring Period

Payments in Connection with Quarterly Monitoring Periods (Other Than the First and Final Quarterly Monitoring Periods)

Initial Value	Quarterly Monitoring Periods (Other Than the First and Final Quarterly Monitoring Periods)		
	Early Redemption	The closing value of each Underlying is **greater than or equal to** its Interest Barrier on each day during that Quarterly Monitoring Period .	You will receive (a) $1,000 *plus* (b) the Contingent Interest Payment applicable to that Quarterly Monitoring Period on the applicable Interest Payment Date . *No further payments will be made on the notes .*
		The closing value of any Underlying is **less than** its Interest Barrier on any day during that Quarterly Monitoring Period .	You will receive $1,000 on the applicable Interest Payment Date. *No further payments will be made on the notes .*
	No Early Redemption	The closing value of each Underlying is **greater than or equal to** its Interest Barrier on each day during that Quarterly Monitoring Period .	You will receive a Contingent Interest Payment on the applicable Interest Payment Date . Proceed to the next Quarterly Monitoring Period .
		The closing value of any Underlying is **less than** its Interest Barrier on any day during that Quarterly Monitoring Period .	No Contingent Interest Payment will be made with respect to the applicable Quarterly Monitoring Period . Proceed to the next Quarterly Monitoring Period .

PS-2 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

Payment at Maturity If the Notes Have Not Been Redeemed Early

Total Contingent Interest Payments

The table below illustrates the total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on the Contingent Interest Rate of 10.35% per annum, depending on how many Contingent Interest Payments are made prior to early redemption or maturity.

Number of Contingent Interest Payments	Total Contingent Interest Payments
14	$362.250
13	$336.375
12	$310.500
11	$284.625
10	$258.750
9	$232.875
8	$207.000
7	$181.125
6	$155.250
5	$129.375
4	$103.500
3	$77.625
2	$51.750
1	$25.875
0	$0.000

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Underlyings, assuming a range of performances for the hypothetical Least Performing Underlying on the Review Dates and during the Quarterly Monitoring Periods. The hypothetical payments set forth below assume the following:

•	the notes have not been redeemed early;
•	an Initial Value for the Least Performing Underlying of 100.00;
•	an Interest Barrier for the Least Performing Underlying of 70.00 (equal to 70.00% of its hypothetical Initial Value);

PS-3 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

•	a Trigger Value for the Least Performing Underlying of 55.00 (equal to 55.00% of its hypothetical Initial Value); and
•	a Contingent Interest Rate of 10.35% per annum (payable at a rate of 2.5875% per quarter).

The hypothetical Initial Value of the Least Performing Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying is the closing value of that Underlying on the Pricing Date and is specified under “Key Terms – Initial Value” in this pricing supplement. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes have NOT been redeemed early, the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value and the closing value of the Least Performing Underlying on each day during the final Quarterly Monitoring Period is greater than or equal to its Interest Barrier.

Date	Closing Value of Least Performing Underlying on Review Date	Lowest Closing Value of Least Performing Underlying During Quarterly Monitoring Period	Payment (per $1,000 principal amount note)
First Review Date	95.00	90.00	$25.875
Second Review Date	85.00	80.00	$25.875
Third through Thirteenth Review Dates	Various	Less than Interest Barrier	$0
Final Review Date	90.00	90.00	$1,025.875
		Total Payment	$1,077.625 (7.7625% return)

Because the notes have not been redeemed early, the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value and the closing value of the Least Performing Underlying on each day during the final Quarterly Monitoring Period is greater than or equal to its Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,025.875 (or $1,000 plus the Contingent Interest Payment applicable to the final Quarterly Monitoring Period). When added to the Contingent Interest Payments received with respect to the prior Quarterly Monitoring Periods, the total amount paid, for each $1,000 principal amount note, is $1,077.625.

Example 2 — Notes have NOT been redeemed early, the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value and the closing value of the Least Performing Underlying on at least one day during the final Quarterly Monitoring Period is less than its Interest Barrier.

Date	Closing Value of Least Performing Underlying	Lowest Closing Value of Least Performing Underlying During Quarterly Monitoring Period	Payment (per $1,000 principal amount note)
First Review Date	95.00	90.00	$25.875
Second Review Date	85.00	80.00	$25.875
Third through Thirteenth Review Dates	Various	Less than Interest Barrier	$0
Final Review Date	65.00	60.00	$1,000.00
	Total Payment		$1,051.75 (5.175% return)

PS-4 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

Because the notes have not been redeemed early, the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value but the closing value of the Least Performing Underlying on at least one day during the final Quarterly Monitoring Period is less than its Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00. When added to the Contingent Interest Payments received with respect to the prior Quarterly Monitoring Periods, the total amount paid, for each $1,000 principal amount note, is $1,051.75.

Example 3 — Notes have NOT been redeemed early and the Final Value of the Least Performing Underlying is less than its Trigger Value.

Date	Closing Value of Least Performing Underlying on Review Date	Lowest Closing Value of Least Performing Underlying during Quarterly Monitoring Period	Payment (per $1,000 principal amount note)
First Review Date	60.00	55.00	$0
Second Review Date	55.00	50.00	$0
Third through thirteenth Review Dates	Various	Less than Interest Barrier	$0
Final Review Date	50.00	50.00	$500.00
		Total Payment	$500.00 (-50.00% return)

Because the notes have not been redeemed early, the Final Value of the Least Performing Underlying is less than its Trigger Value (and, therefore, the closing value of the Least Performing Underlying on at least one day during the final Quarterly Monitoring Period is less than its Interest Barrier) and the Least Performing Underlying Return is -50.00%, the payment at maturity will be $500.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00%)] = $500.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been redeemed early and the Final Value of any Underlying is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 45.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

If the notes have not been redeemed early, we will make a Contingent Interest Payment with respect to a Quarterly Monitoring Period only if the closing value of each Underlying on each day during that Quarterly Monitoring Period is greater than or equal to its Interest Barrier. If the closing value of any Underlying on any day during a Quarterly Monitoring Period is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Quarterly Monitoring Period. Accordingly, if the closing value of any Underlying on any day during each Quarterly Monitoring Period is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

PS-5 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE OPPORTUNITY TO RECEIVE A CONTINGENT INTEREST PAYMENT WITH RESPECT TO ANY QUARTERLY MONITORING PERIOD MAY TERMINATE ON ANY DAY DURING THAT QUARTERLY MONITORING PERIOD —

If the closing value of any Underlying on any day during a Quarterly Monitoring Period is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Quarterly Monitoring Period, even if the closing value of each Underlying on each of the other days during that Quarterly Monitoring Period, including the related Review Date, is greater than or equal to its Interest Barrier.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation in the value of any Underlying, which may be significant. You will not participate in any appreciation in the level of any Underlying.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH UNDERLYING —

Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by any of the Underlyings over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date, and your payment at maturity and will not be offset or mitigated by positive performance by the other Underlyings.

•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING UNDERLYING.
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of any Underlying is less than its Trigger Value and the notes have not been redeemed early, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the closing value of the Least Performing Underlying.

•	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are redeemed early, the term of the notes may be reduced to as short as approximately six months and you will not receive any Contingent Interest Payments after the applicable Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, noteholders are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE FUND OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THOSE SECURITIES.

PS-6 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX —

Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	THERE ARE RISKS ASSOCIATED WITH THE FUND —

The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

•	DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX —

The Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities not included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. Furthermore, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. All of these factors may lead to a lack of correlation between the Fund and its Underlying Index.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE FUND —

The equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND —

Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced.

•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for the Fund for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•	THE RISK OF THE CLOSING VALUE OF AN UNDERLYING FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE VALUE OF THAT UNDERLYING IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-7 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Underlyings

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

The Fund is an exchange-traded fund of iShares® Trust, a registered investment company, which seeks to track the investment results, before fees and expenses, of an index composed of large and mid-capitalization developed market equities, excluding the United States and Canada, which we refer to as the Underlying Index with respect to the Fund. The Underlying Index for the Fund is currently the MSCI EAFE® Index. The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of the developed equity markets in Europe, Asia, Australia and New Zealand. For additional information about the Fund, see “Fund Descriptions — The iShares® MSCI EAFE ETF” in the accompanying underlying supplement.

PS-8 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

Historical Information

The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January 7, 2011 through May 13, 2016. The closing value of the S&P 500® Index on May 17, 2016 was 2047.21. The closing value of the Russell 2000® Index on May 17, 2016 was 1,097.676. The closing value of the iShares® MSCI EAFE ETF on May 17, 2016 was $57.26. We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Fund below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on any Review Date or any day during any Quarterly Monitoring Period. There can be no assurance that the performance of the Underlyings will result in the return of any of your principal amount or the payment of any interest.

Historical Performance of the S&P 500® Index
Index Level
2,500
2,000
1,500
1,000
500
0
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Source: Bloomberg

PS-9 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

Historical Performance of the Russell 2000® Index
1,400
1,200
1,000
800
600
400
200
0
Index Level
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Source: Bloomberg

Historical Performance of the iShares® MSCI EAFE ETF
80
70
60
50
40
30
20
10
0
Index Level
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Source: Bloomberg

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require

PS-10 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS

PS-11 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for

PS-12 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-13 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF